Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED & RESTATED CERTIFICATE OF INCORPORATION

OF

THE BEACHBODY COMPANY, INC.

The Beachbody Company, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation recommending and declaring advisable that the Second Amended & Restated Certificate of Incorporation of the Corporation be amended and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that Article IV of the Second Amended & Restated Certificate of Incorporation of the Corporation, as amended and/or restated to date, be amended and restated in its entirety to read as follows:

“That, effective as of 5 p.m. Eastern Time on the date this Certificate of Amendment of the Second Amended & Restated Certificate of Incorporation of the Corporation is filed with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), a one-for-fifty reverse stock split of the Corporation’s Class A Common Stock (as defined below) and Class X Common Stock (as defined below) shall become effective, pursuant to which (i) each fifty shares of Class A Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully-paid and nonassessable share of Class A Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Class A Common Stock from and after the Effective Time, and (ii) each fifty shares of Class X Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully-paid and nonassessable share of Class X Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Class X Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Class A Common Stock and Class X Common Stock following the Reverse Stock Split shall remain at $0.0001 per share. No fractional shares of Class A Common Stock and Class X Common Stock shall be issued as a result of the Reverse Stock Split. In lieu thereof, (i) with respect to holders of one or more certificates which formerly represented shares of Class A Common Stock or Class X Common Stock that were issued and outstanding immediately prior to the Effective Time, upon surrender after the Effective

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Time of such certificate or certificates, any holder who would otherwise be entitled to a fractional share of Common Stock (as defined below) as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment (the “Fractional Share Payment”) equal to the fraction of which such holder would otherwise be entitled multiplied by the closing price per share as reported by The New York Stock Exchange (as adjusted to give effect to the Reverse Stock Split) on the date of the Effective Time; provided that, whether or not fractional shares would be issuable as a result of the Reverse Stock Split shall be determined on the basis of (a) the total number of shares of Class A Common Stock or Class X Common Stock that were issued and outstanding immediately prior to the Effective Time formerly represented by certificates that the holder is at the time surrendering and (b) the aggregate number of shares of Class A Common Stock or Class X Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificates shall have been reclassified; and (ii) with respect to holders of shares of Class A Common Stock or Class X Common Stock in book-entry form in the records of the Company’s transfer agent that were issued and outstanding immediately prior to the Effective Time, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive the Fractional Share Payment automatically and without any action by the holder.

The total number of shares of capital stock that the Corporation shall have authority to issue is 2,000,000,000 shares, consisting of: (i) 1,600,000,000 shares of Class A common stock, having a par value of $0.0001 per share (the “Class A Common Stock”); (ii) 200,000,000 shares of Class X common stock, having a par value of $0.0001 per share (the “Class X Common Stock” and together with the Class A Common Stock, the “Class A/X Common Stock”); (iii) 100,000,000 shares of Class C common stock, having a par value of $0.0001 per share (the “Class C Common Stock” and together with the Class A Common Stock and the Class X Common Stock, the “Common Stock”); and (iv) 100,000,000 shares of preferred stock, having a par value of $0.0001 per share (the “Preferred Stock”).”

SECOND: That, at an annual meeting of stockholders of the Corporation, the aforesaid amendment was duly adopted by the stockholders of the Corporation.

THIRD: That, the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this twenty-first day of November, 2023.

THE BEACHBODY COMPANY, INC.

By: /s/ Carl Daikeler

Name: Carl Daikeler

Title: Chief Executive Officer